Exhibit 10.398

SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (this "Agreement") is made, entered into and effective as of the 30th day of March, 2015 (the "Effective Date"), by and among Troy Clanton (“Clanton”), Rose Rabon (“Rabon”) and South Star Services, Inc. (“SSSI”, which together with Clanton and Rabon are referred to collectively as the “Plaintiffs”), and Chris Brogdon (“Brogdon”), Connie Brogdon, Kenmetal, LLC, Senior NH, LLC, BAN NH, LLC, Living Center, LLC, and Oak Lake, LLC (collectively, the “Brogdon Parties”), and Adcare Oklahoma Management, LLC, Adcare Health Systems, Inc., Adcare Property Holdings, LLC, and Boyd Gentry (collectively the “Adcare Parties”, which together with the Brogdon Parties are referred to collectively as the “Defendants”). Clanton, Rabon, SSSI, Brogdon, Connie Brogdon, Kenmetal, LLC, Senior NH, LLC, BAN NH, LLC, Living Center, LLC, Oak Lake, LLC, Adcare Oklahoma Management, LLC, Adcare Health Systems, Inc., Adcare Property Holdings, LLC, and Boyd Gentry are sometimes referred to herein individually as a "Party" and referred to collectively herein as the "Parties".
WITNESSETH

In consideration of the mutual covenants, promises and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.    Recitations

1.1
The Dispute and the Litigation. Plaintiffs allege that in July 2009 they made an oral agreement with Brogdon whereby Brogdon requested the assistance of Clanton and Rabon and their company, SSSI, in helping Brogdon locate nursing homes to purchase in Oklahoma. Under the terms of the alleged agreement, if the Plaintiffs located the homes and they were purchased by Brogdon, then Brogdon would hire SSSI to manage the homes which would result in SSSI earning five-percent (5%) of the gross revenues of the homes as management fees. Ultimately, the Brogdon Parties and the Adcare Parties collectively purchased approximately twelve (12) nursing homes located in Oklahoma, consisting of three (3) portfolios of nursing homes known as the Blue Dolphin Portfolio, the Harty Portfolio and the Independent Portfolio (collectively, the “Nursing Homes”). SSSI and certain of the Brogdon Parties entered into written Management Agreements with respect to the management of the Blue Dolphin Portfolio. However, the Plaintiffs contend that the management agreements and certain oral agreements were breached and that Plaintiffs did not end up managing the Nursing Homes after they were acquired by certain of the Brogdon Parties and certain of the Adcare Parties. A dispute arose between Plaintiffs and Defendants relating to the Plaintiffs’ claims for lost management fees associated with not managing the Nursing Homes, alleged statements and/or omissions alleged to have been made in connection with a survey conducted by the Oklahoma State Department of Health on one of the Nursing Homes, and damages that Plaintiffs alleged to have incurred as a result of the foregoing (all of which is collectively referred to herein as the "Dispute"). A lawsuit was filed relating to the Dispute styled Troy Clanton et al v. Chris Brogdon et al,

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pending in the United States District Court for the Western District of Oklahoma, and assigned Case No. 13-CV-717-M (the “Litigation”). The Parties desire to adjust, compromise and settle all possible claims among each other now or hereafter arising in connection with any of the matters related to the Dispute and the Litigation.

1.2
Resolution. It is the intention and desire of Plaintiffs and Defendants to fully settle, compromise and resolve, in good faith, all of the differences, disagreements and disputes between each other arising from or in any way related to the Dispute and the Litigation. None of the Parties admit any liability and they are entering into this Agreement solely to avoid the cost, risk and uncertainty of the Litigation.

2.    Agreement

2.1
Payment to Plaintiffs. The Defendants agree to pay the Plaintiffs the sum of $2,000,000.00 (the “Settlement Amount”) in full satisfaction of all amounts which may be due and owing to Plaintiffs relating to the Dispute and any and all claims that were asserted or which could have been asserted in the Litigation. The Settlement Amount shall be paid within thirty (30) days of the Effective Date of this Agreement. The checks for the Settlement Amount will be made payable as follows:

1.	Check in the amount of $717,892.28 made out to Troy Clanton;

2.	Check in the amount of $479,358.52 made out to Rose Rabon; and

3.	Check in the amount of $802,749.20 made out to Lester, Loving & Davies, P.C.

Any 1099s issued with respect to any portion of the Settlement Amount shall conform with the amounts set forth above.

2.2
Mutual Releases. Plaintiffs, and each of them, for themselves and their respective successors and assigns, and all others acting or claiming by, through, under or in concert with any of the foregoing (“Plaintiff Releasors”), do hereby fully, finally, completely and forever release each of the Defendants, and each of their officers, directors, employees, agents, predecessors, attorneys, successors, subsidiaries, affiliates, related entities, heirs, assigns, insurers, and reinsurers and each of them, collectively and individually, and all others acting or claiming by, through, under or in concert with any of the foregoing (“Defendant Releasees”), from any and all claims, actions, causes of action, suits, debts, breaches, damages, losses, disputes, accounts, obligations, agreements, promises, liabilities, duties or any other demand of whatsoever kind, character or nature, whether legal or equitable, in contract or tort, personal or otherwise, which any of the Plaintiff Releasors has, or may have, against any of the Defendant Releasees, upon or by any reason, cause or thing whatsoever, suspected or claimed, known or unknown, asserted or unasserted, including, without limitation, all claims which relate in any manner to the Dispute and/or the Litigation. Plaintiffs further covenant, agree, consent and stipulate not to sue, maintain or bring any suit, action, proceeding or application of any type or nature for any claim released herein.

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Defendants, and each of their officers, directors, employees, agents, predecessors, attorneys, successors, subsidiaries, affiliates, related entities, heirs, assigns, insurers, and reinsurers and each of them, collectively and individually, and all others acting or claiming by, through, under or in concert with any of the foregoing (“Defendant Releasors”), do hereby fully, finally, completely and forever release each of the Plaintiffs, and each of them, for themselves and their respective successors and assigns, and all others acting or claiming by, through, under or in concert with any of the foregoing (“Plaintiff Releasees”), from any and all claims, actions, causes of action, suits, debts, breaches, damages, losses, disputes, accounts, obligations, agreements, promises, liabilities, duties or any other demand of whatsoever kind, character or nature, whether legal or equitable, in contract or tort, personal or otherwise, which any of the Defendant Releasors has, or may have, against any of the Plaintiff Releasees, upon or by any reason, cause or thing whatsoever, suspected or claimed, known or unknown, asserted or unasserted, including, without limitation, all claims which relate in any manner to the Dispute and/or the Litigation. Defendants further covenant, agree, consent and stipulate not to sue, maintain or bring any suit, action, proceeding or application of any type or nature for any claim released herein.

2.3
Dismissal With Prejudice of the Litigation. Promptly following execution of this Agreement and receipt of the Settlement Amount by Plaintiffs, the Parties shall file with the Court Clerk a Stipulation for Dismissal With Prejudice, in the form attached hereto as Exhibit 1, to dismiss with prejudice the Litigation in its entirety, including any and all claims asserted therein.

2.4
Letter to Oklahoma State Department of Health. Promptly following execution of this Agreement, receipt of the Settlement Amount by Plaintiffs and dismissal of the Litigation, Defendants shall cause the letter in the form attached hereto as Exhibit 2 to be sent to the Oklahoma State Department of Health. The Parties shall have no further communications with the Oklahoma State Department of Health about the Dispute without the express written consent of the other parties.

3.    Miscellaneous

3.1	Governing Law. This Agreement and any other documents referred to herein shall be governed by, construed and enforced in accordance with the laws of the State of Oklahoma.

3.2
Benefit and Burden. This Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective heirs, executors, administrators, representatives, successors, employees, agents and assigns, and any corporation, partnership or other entity into which any of the Parties may merge, consolidate or reorganize.

3.3
Survival of Provisions of Agreement. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

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3.4
Entire Agreement. All agreements, covenants, representations and warranties, express and implied, oral and written, of the Parties hereto concerning the subject matter hereof are contained herein. No other agreements, covenants, representations or warranties, express or implied, oral or written, have been made by any Party hereto to any other Party concerning the subject matter hereof. All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants and warranties concerning the subject matter hereof are merged herein. This is an integrated agreement.

3.5
No Assignment. Each Plaintiff warrants that he, she or it has not assigned, sold, transferred or otherwise disposed of any of the claims, demands, rights or causes of action released in this Agreement, that he, she or it is the current holder of all such claims, and that no future assignment or transfer will be made.

3.6
Attorneys’ Fees. Each Party hereto shall pay their own attorneys’ fees and costs that have been incurred in this matter, including, without limitation, all attorneys’ fees and costs that have been incurred in the Litigation.

3.7
Tax Liability. The Parties agree that no Party shall have any responsibility whatsoever to any other Party or to any federal, state, or local taxing authority for the tax liability or consequences, if any, arising from this Agreement.

3.8
Independent Advice of Counsel. All Parties represent and declare that in executing this Agreement they relied solely upon their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any representations or statements governing any matter made by any other Parties hereto or by any person representing any of such other Parties hereto.

3.9	Authorization. The Parties represent and warrant that they are duly and lawfully authorized to enter into this Agreement.

3.10	Voluntary Agreement. All Parties further represent and declare that they have carefully read this Agreement and know the contents thereof and that they sign the same freely and voluntarily.

3.11
Captions. Paragraph titles or captions contained in this Agreement are used for convenience or reference only and are not intended to and shall not in any way enlarge, define, limit, extend or describe the rights or obligations of the Parties or affect the meaning or construction of this Agreement, or any provision hereof.

3.12	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. Such counterparts, when taken together, shall constitute but one agreement.

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3.13
Execution By Facsimile or E-Mail. Execution of this Agreement via facsimile or by e-mail shall be effective, and signatures received via facsimile or by e-mail shall be binding upon the Parties hereto and shall be effective as originals.

3.14
No Construction Against Any Party. Each Party is cooperating in the drafting and preparation of this Agreement. Hence, in any construction being made of this Agreement, the same shall not be construed either for or against any Party.

3.15
Confidentiality. The Parties hereto agree that the terms of this Agreement shall be confidential and remain so. Although the Parties may disclose merely that the case has been settled, the Parties shall not disclose the terms of this Agreement to any mass media representative or any other third person or entity, other than (a) as required by law or court order; (b) as necessary to enforce this Agreement; (c) as necessary and in confidence to their respective legal counsel, officers, directors, employees, agents, auditors, regulators, insurers, reinsurers, accountants, or financial and tax advisors; or (d) as specifically consented to by all other Parties in writing The Parties further agree to refrain (and to take reasonable efforts to cause their officers, agents, employees and attorneys to refrain) from making any derogatory or detrimental comments about or concerning the other Parties to the Litigation, including their officers, directors, agents or employees.

3.16
Settlement is Final. Each Plaintiff is aware that she, he or it may hereafter discover claims or facts in addition to or different from those he, she or it now knows or believes to be true with respect to the matters released herein. Nevertheless, it is the intention of the Plaintiffs, and each of them, to fully, finally and forever settle all such matters and all claims relative thereto, which now exist or may exist. In furtherance of such intention, the releases referred to in this Agreement, shall be given and remain in effect as a full release of all such matters notwithstanding the discovery or existence of any additional or different claims or facts relative thereto. Plaintiffs on their own behalf and on behalf of Releasors, expressly waive and relinquish, to the fullest extent permitted by law, the provisions, rights and benefits of any statute, rule, legal doctrine or principle of common law of the United States or any state or other country, which either narrowly construes releases purporting by their terms to release such unknown or underestimated or overestimated claims and/or liabilities in whole or in part, or restricts or prohibits the releasing of such claims and/or liabilities.

THIS AGREEMENT is executed effective the date first above written.

Remainder of Page Intentionally Left Blank --
Signatures on Following Pages

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/s/ Troy Clanton
Troy Clanton

/s/ Rose Rabon
Rose Rabon

SOUTH STAR SERVICES, INC.

By:	/s/
Name:
Title:

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/s/ Chris Brogdon
Chris Brogdon

/s/ Connie Brogdon
Connie Brogdon

KENMETAL, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

SENIOR NH, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

BAN NH, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

LIVING CENTER, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

OAK LAKE, LLC

/s/ Chris Brogdon
Chris Brogdon, Manager

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ADCARE OKLAHOMA MANAGEMENT, LLC

By:	/s/
Name:
Title:

ADCARE HEALTH SYSTEMS, INC.

By:	/s/
Name:
Title:

ADCARE PROPERTY HOLDINGS, LLC

By:	/s/
Name:
Title:

/s/ Boyd Gentry
Boyd Gentry

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Exhibit 1
Stipulation for Dismissal With Prejudice

IN THE UNITED STATES DISTRICT COURT
FOR THE WESTERN DISTRICT OF OKLAHOMA
TROY CLANTON,    et al.            )
)
Plaintiffs,            )
)
v.                        )        Case No. 13-CV-717-M
)
CHRIS BROGDON, et al.        )
)
Defendants.            )

STIPULATION FOR DISMISSAL WITH PREJUDICE
All Plaintiffs and Defendants, pursuant to Rule 41(a)(1) of the Federal Rules of Civil Procedure, hereby stipulate that this action, in its entirety, is hereby dismissed with prejudice to the bringing of a future action, and with each party to bear its own costs and attorney fees and costs incurred herein.

Respectfully submitted,

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s/R. Scott Thompson

Sherman A. Reed, OBA #11971
R. Scott Thompson, OBA #17712
LESTER, LOVING & DAVIES, P.C.
1701 South Kelly Avenue
Edmond, OK 73013
(405) 844-9900
(405) 844-9958 (Facsimile)
sreed@lldlaw.com
sthompson@lldlaw.com
ATTORNEYS FOR TROY CLANTON, ROSE RABON, AND SOUTH STAR SERVICES, INC.

s/Michael K. Avery

M. Richard Mullins, OBA # 13329
Michael K. Avery, OBA # 22476
MCAFEE & TAFT
A Professional Corporation
10th Floor, Two Leadership Square
211 North Robinson
Oklahoma City, OK 73102
(405) 235-9621
(405) 235-0439 (Facsimile)
richard.mullins@mcafeetaft.com
michael.avery@mcafeetaft.com

ATTORNEYS FOR CHRIS BROGDON, CONNIE BROGDON, KENMETAL, INC., SENIOR NH, LLC, BAN NH, LLC, LIVING CENTER, LLC., AND OAK LAKE, LLC.

s/John M. Thompson

John M. Thompson, OBA #17532
Thomas B. Snyder, OBA #31428
CROWE & DUNLEVY
A Professional Corporation
324 N. Robinson Ave.
Suite 100
Oklahoma City, OK 73102
(405) 235-7700
(405) 239-6651 (Facsimile)
john.thomas@crowedunlevy.com
thomas.snyder@crowedunlevy.com

ATTORNEYS FOR ADCARE OKLAHOMA MANAGEMENT, LLC, ADCARE HEALTH SYSTEMS, INC., ADCARE HOLDINGS, LLC AND BOYD GENTRY

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Exhibit 2
February 20, 2015
FOR SETTLEMENT DISCUSSION PURPOSES ONLY
James Joslin
Chief, Health Resource Development
Oklahoma State Department of Health
1000 NE 10th Street
Oklahoma City, OK 73117-1299

Re:	Troy Clanton, et al. v. Chris Brogdon, et al., Case No. 13-CV-717-M, U.S. District Court for the Western District of Oklahoma
Dear Mr. Joslin:
I am writing on behalf of Chris Brogdon, Adcare Health Systems, Inc. and Adcare Oklahoma Management, LLC. As you are aware, South Star Services, Inc. (“South Star”), which is owned by Troy Clanton and Rose Rabon, has been in litigation with Chris Brogdon, operating entities owned by Mr. Brogdon, AdCare Health Systems, Inc., AdCare Oklahoma Management, Inc. and Boyd Gentry. The facilities at issue in that litigation are: Enid Senior Care, Grand Lake Villa, Betty Ann Nursing Center, The Living Center, Kenwood Manor, Harrah Nursing Center, Meeker Nursing Center, McCloud Nursing Center, Edwards Redeemer Nursing Center, Northwest Nursing Center, Quailcreek Nursing Center and Companion Specialized Health Care. The parties have resolved their differences and the litigation is concluded.
In prior correspondence with the Department in April, 2013, the parties communicated with Michael Todd about the role of South Star, Mr. Clanton and Ms. Rabon in connection with the Enid Senior Care Facility. In part, the correspondence addressed the $37,000 civil monetary penalty imposed on Enid Senior Care as the result of a November 10, 2011 survey. Mr. Brogdon seeks to make clear that neither South Star, Mr. Clanton nor Ms. Rabon are or were responsible in any way for the results of the survey. The results of the survey should not be imputed to South Star, Mr. Clanton or Ms. Rabon. As set forth in the prior correspondence, many of the deficiencies identified in the survey occurred prior to Mr. Brogdon’s operating entity acquiring Enid Senior Care, and post-acquisition, Mr. Brogdon relied on the staff of the facility. Neither South Star,

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Mr. Clanton or Ms. Rabon were ever on staff at the facility and the results of the survey should have no bearing on South Star, Mr. Clanton or Ms. Rabon being considered and approved for management of facilities in the future. In addition, although management agreements had been executed for certain of the facilities, neither South Star, Mr. Clanton nor Ms. Rabon ended up providing management services for any of the other facilities at issue in the litigation.
Please do not hesitate to contact me should you have any questions.
Very truly yours,
S. Gregory Frogge
cc:    Darlene Simmons, Director
Michael Todd, License Review
Sherman Reed
Scott Thompson

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